Exhibit 10.13

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT NO. 1

to

PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

This Amendment No. 1 (“Amendment”) to that certain PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) entered into and made effective as of the 22nd day of August, 2006 by and between ChemoCentryx, Inc., a Delaware corporation having its principal place of business at 850 Maude Avenue, Mountain View, CA 94043 (“ChemoCentryx”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (referred to herein as “GSK”), collectively, the “Parties”, is hereby entered into by the Parties with an Amendment effective date of September 30th, 2007 (the “Amendment Effective Date”). All capitalized terms not expressly defined in this Amendment shall have the meanings given to them in the Agreement.

The Parties agree to amend and do hereby amend the Agreement as follows:

A. Amendments Pertaining to Addition of a Celiac CCR9 PoC Trial

1. The following new Section 1.135 is added to the Agreement:

1.135 “Celiac CCR9 PoC Trial” shall mean a Phase 2 Clinical Trial of a Collaboration Compound targeting CCR9 that is designed in accordance with Exhibit 1, which is attached hereto and is hereby incorporated by reference, as has been mutually agreed by the Parties for a Celiac Indication (as defined under Section 1.136). Exhibit 1 shall include, and incorporate by reference, the memorandum of understanding and protocol covering such Phase 2 Clinical Trial.

2. The following new Section 1.136 is added to the Agreement:

1.136 “Celiac Indication” means an autoimmune intestinal disorder typically triggered by a specific food component called gluten (which is found in all forms of wheat, rye, barley and other related grains).

3. Section 2.3.5 is hereby amended and restated in its entirety as follows (newly added text in bold and underlined):

2.3.5 Decision Making Regarding Indications. Notwithstanding Sections 2.3.4(a) and (b), with respect to each Development Candidate nominated by the JSC, and in the course of such nomination process, the Parties shall mutually determine which potential Indication(s) to pursue for such Development Candidate and the related set of Progressed

Collaboration Compounds, (other than CCX282 and CCX282 Back-up Compounds for which ChemoCentryx shall have the right to pursue in Crohn’s Disease, in asthma as reflected in the Asthma CCR9 PoC Trial and in the Celiac Indication as reflected in a Celiac CCR9 PoC Trial as provided for in this Agreement). Accordingly, no Indication shall be pursued by ChemoCentryx under this Agreement with respect to any such Development Candidate or Progressed Compound without the prior mutual agreement of both Parties, through the JSC. In determining which Indication to pursue, the JSC shall take into consideration the estimated costs and possible trial design of the PoC Trial for such Indication for such Development Candidate, in addition to the relevant scientific, medical, safety and commercial considerations.

4. Section 3.6.3 is hereby amended and restated in its entirety as follows (newly added text in bold and underlined):

3.6.3 Indications. At the time of the JSC decision regarding nomination of a potential Development Candidate targeting a given Collaboration Target, the Parties, through the JSC, shall mutually determine which potential Indication(s) to pursue for such proposed Development Candidate and the related set of Progressed Collaboration Compounds. Notwithstanding the foregoing, the Parties agree that ChemoCentryx shall have the right to pursue CCX282 and CCX282 Back-up Compounds for CCR9, in Crohn’s Disease, in asthma as reflected in the Asthma CCR9 PoC Trial and in the Celiac Indication as reflected in a Celiac CCR9 PoC Trial as provided for in this Agreement. In the event the JSC cannot agree on such Indications, it shall proceed as provided in Section 2.3.5.

5. Section 3.7.2 is hereby amended by adding the following new paragraph (e):

3.7.2(e) Celiac CCR9 PoC Trial. ChemoCentryx shall also have the right, in its sole discretion, to conduct a Celiac CCR9 PoC Trial; provided, however, that GSK shall have the right to review and comment on the design of any Celiac CCR9 PoC Trial before it is finalized, and GSK must approve the final applicable PoC Criteria and the final study design and content of such Celiac CCR9 PoC Trial prior to initiation, such approval not to be unreasonably withheld. The Parties understand and acknowledge that it is possible that a Celiac CCR9 PoC Trial may be completed prior to the PROTECT-1 Trial or the Asthma CCR9 PoC Trial, and therefore GSK may first have the opportunity to exercise its Product Option with respect to CCX282 in accordance with Section 4.3.1(b) based upon data resulting from such Celiac CCR9 PoC Trial rather than from the PROTECT-1 Trial or the Asthma CCR9 PoC Trial. Regardless of whether GSK exercises its Product Option at such time for the Celiac CCR9 PoC Trial or at a different time under Section 4.3.1(b), ChemoCentryx will continue the PROTECT-1 Trial unless terminated for good scientific, safety or ethical reasons.

6. Section 3.8.1 is hereby amended and restated in its entirety as follows (newly added text in bold and underlined):

3.8.1 For CCX282. Unless and until GSK exercises its Product Option with respect to CCX282 or a CCX282 Back-up Compound, promptly after the conduct of each of the following (a) the PROTECT-1 Induction Phase, (b) the PROTECT-1 Maintenance Phase,

(c) a Celiac CCR9 PoC Trial, and (d) the Asthma CCR9 PoC Trial, as applicable, if ChemoCentryx determines that CCX282 or the CCX282 Back-up Compound meets the PoC Criteria therefor, ChemoCentryx shall promptly notify GSK, in writing, of such event. The JSC will, at a special ad hoc meeting to be scheduled, confirm that CCX282 or the CCX282 Back-up Compound meets such PoC Criteria and that the PoC Trial has successfully met the relevant endpoints. Following such confirmation, GSK shall have the right to exercise its Product Option with respect to CCX282 or the CCX282 Back-up Compound in accordance with Section 4.3.1(b) and Article 4. Where GSK does not so elect to exercise its Product Option at the time point referenced in clause (a) above, as provided in Section 4.3, then following the time point referenced in clause (b), (c), or (d) above, if ChemoCentryx again determines that CCX282 or a CCX282 Back-up Compound meets the PoC Criteria, ChemoCentryx shall promptly notify GSK, in writing, of such event. The JSC will, at a special ad hoc meeting to be scheduled, confirm that CCX282 or a CCX282 Back-up Compound meets such PoC Criteria. Following such confirmation, GSK shall again have the right to exercise its Product Option with respect to CCX282 or the CCX282 Back-up Compound in accordance with Article 4 and Section 4.3.1(b). Such process shall again continue with respect to all four (4) time points described in clauses (a), (b), (c) and (d) above, as and to the extent ChemoCentryx conducts such PoC Trials in accordance with the provisions of this Agreement, and CCX282 or a CCX282 Back-up Compound meets the PoC Criteria with respect to the PoC Trial referenced therein. GSK shall thus have a total of up to four (4) opportunities to exercise its Product Option with respect to CCX282 or a CCX282 Back-up Compound in accordance with Section 4.3.1(b), and the failure by GSK to exercise any of such opportunities shall not count against GSK’s Product Options, unless and until all of such opportunities with respect to CCX282 or a CCX282 Back-up Compound arising hereunder are declined by GSK.

7. Section 4.2.2 is hereby amended and restated in its entirety as follows (newly added text in bold and underlined):

4.2.2 For CCX282 or a CCX282 Back-up Compound. Notwithstanding the foregoing Section 4.2.1, a new and different PoC Trial Report for CCX282 or a CCX282 Back-up Compound shall be delivered to GSK within sixty (60) days of the JSC having determined that CCX282 or a CCX282 Back-up Compound meets the PoC Criteria and has successfully met the endpoints for the PoC Trial in each of the following situations: (a) the PROTECT-1 Induction Phase, (b) the PROTECT-1 Maintenance Phase, (c) a Celiac CCR9 PoC Trial, and (d) the Asthma CCR9 PoC Trial, and each such PoC Trial Report shall include all the preclinical and clinical data showing that the clinical endpoints have been achieved demonstrating the successful outcome of the respective portion of the PROTECT-1 Trial or a Celiac CCR9 PoC Trial or the Asthma CCR9 PoC Trial, as the case may be.

8. Section 4.3.1(b) is hereby amended and restated in its entirety as follows (newly added text in bold and underlined):

4.3.1(b) For CCX282 or a CCX282 Back-up Compound, GSK shall have a total of four (4) potential opportunities to exercise its Product Option, as follows. The Product

Option for CCX282 shall be exercisable by GSK, at its sole discretion, upon each of the following occasions: within ninety (90) days (as may be extended pursuant to Section 4.3.1(a) above) after ChemoCentryx provides to GSK a PoC Trial Report with the preclinical and clinical data showing that clinical endpoints have been successfully met demonstrating the successful outcome of (i) the PROTECT-1 Induction Phase, (ii) the PROTECT-1 Maintenance Phase, (iii) a Celiac CCR9 PoC Trial, if conducted, and (iv) the Asthma CCR9 PoC Trial, if conducted, for CCX282. In the event that GSK declines such exercise on the first or on the first three of such four opportunities to exercise its Product Option for CCX282 or a CCX282 Back-up Compound, such election(s) to decline to exercise at such first three opportunities shall not count against any of GSK’s Product Options, and GSK shall still retain a fourth opportunity to exercise its Product Option, if and when a fourth opportunity is triggered as described above. The Parties understand and agree that such a third and/or fourth opportunity may never be available in the event that ChemoCentryx elects not ever to conduct the Asthma CCR9 PoC Trial and/or a Celiac CCR9 PoC Trial. In addition, for clarity, the Parties understand and agree that CCX282 and its two Back-up Compounds collectively constitute only one Option Compound under this Agreement and only one Product Option hereunder, regardless of the total number of times that GSK’s Product Option is triggered for such set of Progressed Compounds by completion of successful PoC Trials for CCX282 and/or any of its Back-up Compounds, and regardless of the number of different Indications, formulations, methods of delivery, prodrugs, esters, salts, crystalline polymorphs, hydrates or solvates thereof which are Developed hereunder for such Progressed Compounds, taken collectively. It being understood, however that ChemoCentryx shall have no obligation to pursue any such different Indications, formulations, and the like.

B. Amendments Pertaining to Co-Development and Co-Promotion Rights for the Celiac Indication and to ChemoCentryx’ Change of Control

1. Section 5.2.1 is hereby amended and restated in its entirety as follows (newly added text in bold and underlined):

5.2.1 Generally. Following GSK’s exercise of its Product Option, but not later than twelve (12) months prior to the first expected NDA filing for such Product Candidate targeting CCR9, GSK shall provide to ChemoCentryx a detailed development plan and associated budget for the conduct of the Dossier Studies for such Licensed Product targeting CCR9 (the “Development Plan and Budget”). ChemoCentryx shall have the right to review and comment upon such Development Plan and Budget, and shall have the option (the “Co-Development Option”) within ninety (90) days following receipt of the final Development Plan and Budget to co-fund Dossier Studies for any or all of (i) the Regulatory Approval of Crohn’s Disease only (the “CD Development Option”); (ii) the Regulatory Approval of Crohn’s Disease as well as ulcerative colitis (the “CD/UC Development Option”); or (iii) the Regulatory Approval of the Celiac Indication (the “Celiac Development Option”). In the event that GSK subsequently significantly amends the Development Plan and Budget to include for the first time the ulcerative colitis Indication or the Celiac Indication by the addition of new Clinical Studies targeting the ulcerative colitis Indication or the Celiac Indication, GSK shall promptly notify ChemoCentryx of such amendment, and ChemoCentryx shall have an additional ninety (90) days within which to review and comment upon such amended Development Plan and Budget and exercise the CD/UC Development Option or the Celiac Development Option, at its discretion. Depending on its election, ChemoCentryx shall receive additional royalties as set forth in Section 6.6.5(a) or Section 6.6.5(b), as applicable. The royalty rate increases resulting from exercise of the Celiac Development Option will be the same as for exercise of the CD Development Option. For clarity, the Parties understand that ChemoCentryx’s Co-Development Option under this Agreement shall apply only to CCR9.

2. Section 5.2.2 is hereby amended and restated in its entirety as follows (newly added text in bold and underlined):

5.2.2 Reimbursement of GSK Costs. Upon exercise of the Co-Development Option, ChemoCentryx shall pay to GSK a one time cash payment equal to thirty-five percent (35%) of the GSK Incurred Costs for any of the Crohn’s Disease Dossier Studies, the Crohn’s Disease and Ulcerative Colitis Dossier Studies, or the Celiac Disease Dossier Studies, depending on whether ChemoCentryx exercised the CD Development Option, the CD/UC Development Option or the Celiac Development Option, respectively. In addition, following exercise of the Co-Development Option, ChemoCentryx shall reimburse, on a quarterly basis, in arrears, thirty-five percent (35%) of all applicable Dossier Study Costs with respect to such Licensed Product through and including approval of the NDA.

(a) In the event that the actual Dossier Study Costs are reasonably expected to exceed [***] percent ([***]%) of the estimated costs for such studies as set forth in the Development Plan and Budget, ChemoCentryx shall have the option to either continue to co-fund such additional Dossier Study Costs, or to elect, in writing, to withdraw from its co-development participation in such Licensed Product entirely, or with respect to the Indication at issue, as the case may be, in which case GSK shall refund all Dossier Study Costs and all GSK Incurred Costs then paid to GSK to date by ChemoCentryx (the “Repayment Amount”) in four (4) quarterly payments over the course of the following twelve (12) months.

(b) In addition, in the event that ChemoCentryx is unable to make its ongoing co-funding payments due to lack of financial wherewithal, but not due to any negative clinical trial results or lack of progress or any Third Party commitment or any change in the competitive environment, then ChemoCentryx shall have the right to elect, upon written notice to GSK, to withdraw from its co-development participation in such Product Candidate entirely, in which case GSK shall refund to ChemoCentryx the Repayment Amount, in the form of a royalty on U.S. Net Sales, as follows. In the event that ChemoCentryx is more than one hundred and twenty (120) days late on any co-funding payment due hereunder, GSK shall have the right to terminate ChemoCentryx’s right to participate in the Co-Development by default). GSK shall pay to ChemoCentryx,

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in addition to the royalties otherwise owed under Section 6.6.1 or 6.6.2, a royalty of [***] percent ([***]%) on worldwide Net Sales of such Licensed Product, [***] the “Royalty Differential” equals [***]. As used herein, the “Royalty Differential” shall mean the difference between the amount that would have been paid on such worldwide Net Sales pursuant to the rates set forth in Section 6.6.1 or 6.6.2, and the amounts paid pursuant to the higher rates set forth in Section 6.6.5(a) or 6.6.5(b). Thereafter, ChemoCentryx shall be paid the lower royalty on worldwide Net Sales in accordance with Section 6.6.1 or 6.6.2.

(c) For clarity, ChemoCentryx’s Co-Development Options shall be available to ChemoCentryx only with respect to each Product Candidate targeting CCR9 and which is under Development for Crohn’s Disease and/or Ulcerative Colitis, or for the Celiac Indication.

3. The following new Section, 5.2.3, is hereby added as follows:

5.2.3 Change in Control. In the event that ChemoCentryx undergoes a Change in Control Event, ChemoCentryx’ Co-Development Option under Section 5.2 shall [***]. For the purposes of this Section 5.2.3, a “Change in Control Event” means: (i) a merger or consolidation of ChemoCentryx with any pharmaceutical or biotechnology or other life sciences company in which (A) ChemoCentryx is not the surviving corporation and (B) the holders of ChemoCentryx securities immediately prior to the merger or consolidation receive less than [***] percent ([***]%) of the combined voting power entitled to vote in the election of the board of directors of the surviving entity by reason of their ownership of ChemoCentryx securities; or (ii) an acquisition which results in beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by ChemoCentryx or a subsidiary of ChemoCentryx or other entity controlled by ChemoCentryx) of securities of ChemoCentryx representing at least [***] percent ([***]%) of the combined voting power entitled to vote in the election of the board of directors; provided, however that clauses (i) and (ii) of this Section 5.2.3 shall not apply to a merger effected exclusively for the purpose of changing the domicile of ChemoCentryx. In no event shall “Change of Control” include any transaction in which the Company or its successor(s) issues securities to financial investors solely for capital raising purposes, provided that the principal business of any such financial investors is not the development and/or commercialization of pharmaceutical, biotech or biopharmaceutical products.

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4. Section 5.6.1 is hereby amended and restated in its entirety as follows:

5.6.1 Exercise of Co-promotion Right.

(a) Subject to subsections 5.6.1(a)(i) and 5.6.1(a)(ii) herein, prior to and up to the date of filing of an NDA for each Co-Developed Product, ChemoCentryx shall have the option to co-promote each such Co-Developed Product (the “Co-promotion Right”), in the U.S. only, by providing up to fifty percent (50%) of the requisite detailing effort (as determined in good faith by GSK) to agreed-upon specialist physicians as set forth in the Product Marketing Plan, pursuant to a definitive co-promotion agreement which will incorporate and be consistent with all of the terms and conditions described in this Section 5.6 (including, without limitation, subsections 5.6.1(a)(i) and 5.6.1(a)(ii) herein) and all other relevant provisions of this Agreement (the “Co-Promotion Agreement”), the full set of terms and conditions for such definitive co-promotion agreement will be in accordance with a written commercialization plan to be prepared by GSK’s sales and marketing organization (the “Product Marketing Plan”).

(i) If ChemoCentryx exercises its Co-promotion Right under Section 5.6.1(a) for a given Co-Developed Product as to which ChemoCentryx already exercised its CD Development Option or the CD/UC Development Option (as set forth under Sections 5.2.1(i) and 5.2.1(ii), respectively), then ChemoCentryx shall also shall have the option, exercisable upon written notice to GSK, to co-promote the same Co-Developed Product (i.e., such Co-Developed Product is the same molecule as the product as to which ChemoCentryx is exercising its co-promotion option) for the Celiac Indication in the U.S. (following approval therefor by the FDA) regardless of whether ChemoCentryx has as of such time exercised its Celiac Development Option or not with respect to such Co-Developed Product, by providing up to fifty percent (50%) of the requisite detailing effort (as determined in good faith by GSK) to gastrointestinal specialist physicians, pursuant to the relevant Co-Promotion Agreement then in effect (where such Co-Promotion Agreement has as of such time been executed), which Co-Promotion Agreement shall be amended to include the co-promotion of such same Co-Developed Product for the Celiac Indication. For clarity, such right to co-promote such Co-Developed Product for the Celiac Indication as set forth under this Section 5.6.1(a)(i) shall be available to ChemoCentryx even if ChemoCentryx has not exercised its Celiac Development Option as to such specific Co-Developed Product.

(ii) If ChemoCentryx does not exercise the CD Development Option or the CD/UC Development Option (as set forth under Sections 5.2.1(i) and 5.2.1(ii), respectively) but does exercise the Celiac Development Option, ChemoCentryx shall have the right to exercise, at its sole discretion, its Co-Promotion Right to co-promote such Co-Developed Product for the Celiac Indication in the U.S.; provided that ChemoCentryx is able to demonstrate to GSK’s reasonable satisfaction, using commercially reasonable market analysis and projections, that the potential market for such Co-Developed Product for the Celiac Indication in the U.S. is equal to or exceeds

[***] Dollars ($[***]). In any event, ChemoCentryx shall have the right to exercise, at its sole discretion, its Co-promotion Right to co-promote such Co-Developed Product for the Celiac Indication in the U.S. three (3) months after the first complete calendar year in which actual Net Sales for such Co-Developed Product in the U.S. equal at least [***] dollars ($[***]), but only where such sales level is achieved prior to or at the end of the fourth full calendar year following the first launch of the Co-Developed Product in the U.S. Under such an exercise of its Co-Promotion Right hereunder, ChemoCentryx may provide up to fifty percent (50%) of the requisite detailing effort (as determined in good faith by GSK) to gastrointestinal specialist physicians, pursuant to the Co-Promotion Agreement to be entered into by the Parties.

(b) If ChemoCentryx exercises its Co-promotion Right prior to or upon NDA filing for such Co-Developed Product, such co-promotion shall be in accordance with the Product Marketing Plan and using only GSK-approved promotional messages and materials, in accordance with Section 5.5.2 of this Agreement which shall be updated and amended as necessary upon ChemoCentryx’s exercise of the Co-Development Option with respect to such Product Candidate, and in accordance with all applicable laws and regulations (including without limitation those promulgated by the FDA and the Division of Drug Marketing and Communications). ChemoCentryx shall be responsible for ensuring that its sales force representatives are of an acceptable standard in knowledge, experience and skills as judged by GSK’s Sales Management Organization. ChemoCentryx will ensure that its sales force representatives shall be trained to the same level and with consistent materials as GSK’s own sales force representatives, and achieve similar pass rates in sales training exams as determined by GSK at the time of such training. ChemoCentryx’s sales force representatives shall attend, as appropriate in view of GSK’s policies, such training seminars as are held for GSK’s own sales force representatives. Notwithstanding such co-promotion rights, GSK shall not be restricted in its promotional and selling efforts to any specialist or general practice physicians, and ChemoCentryx shall have no rights to detail or otherwise promote Licensed Products to family practitioners, internal medicine or any other general practice physicians. It is understood that ChemoCentryx’s Co-promotion activities shall be supplemental to and consistent with, the promotion capabilities of GSK. For clarity, ChemoCentryx’s Co-Promotion Rights shall only apply to Co-Developed Products.

C. Amendments Pertaining to the Governance of Co-Development Activities

1. Section 2.3.4 (b) is hereby amended and restated in its entirety as follows (newly added text in bold and underlined)

(b) GSK Decisions. Except as otherwise expressly set forth in this Agreement, GSK shall have final decision-making authority with respect to all decisions relating to:

(i) its decision whether to exercise its Product Option;

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(ii) the development of Product Candidates after exercise by GSK of its Product Option with respect to same, or the co-development (pursuant to the exercise by ChemoCentryx of its Co-Development Option under Sections 5.2 and 5.3) of Product Candidates (provided; however, that the governance and dispute resolution process for activities and decisions with respect to Co-Developed Products shall be in accordance with the process as described in Schedule 5.3, and not as described in the preamble of this Section 2.3.4);

(iii) the Product Candidate Commercialization Program; and

(iv) all matters pertaining to commercialization and marketing of Licensed Products after exercise of its Product Option.

2. Schedule 5.3 is hereby amended and restated in its entirety as follows: (changes shown in bold and underlined text).

SCHEDULE 5.3

[***]

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D. Amendments Pertaining to the Joint Steering Committee and Early Development Program

1.	The first paragraph of Section 2.3 (but not any of Sections 2.3.1 through 2.3.8 except as expressly stated below) is hereby amended and restated in its entirety as follows:

2.3 The Joint Steering Committee. Promptly and in any event within ninety (90) days after the Effective Date, the Parties shall establish a committee (the “Joint Steering Committee” or “JSC”) as more fully described in Sections 2.3.1 through 2.3.8 of this Section 2.3. The JSC shall have review and oversight responsibilities for all research and Development activities performed hereunder during the Research Term and with respect to each Early Development Program prior to exercise of a Product Option by GSK, and shall serve as a vehicle to facilitate the conduct of information between the Parties with respect to any commercialization activities and the Product Candidate Commercialization Program, in each case as more specifically provided herein. Each Party agrees to keep the JSC informed of its progress and activities within the Research Program, each Early Development Program, and each Product Candidate Commercialization Program, respectively. At its sole discretion, ChemoCentryx may terminate its participation in the JSC upon the earlier of (a) the date on which GSK exercises its Product Option for the sixth (6th) Option Compound, (b) the date on which the JSC agrees to terminate the Research Program and all Early Development Programs then in progress without either the JSC or GSK nominating a substitute Backup Compound for the lead Development Candidate against Collaboration Targets being developed under such Early Development Programs; or (c) ten (10) years from the Effective Date. In the event that ChemoCentryx elects to terminate its participation on the JSC pursuant to subsection (c) herein, the Parties understand and agree that (i) if at such time there is on-going an Early Development Program as of such election date, such Early Development Program shall remain in effect and continue (unless otherwise terminated in accordance with Section 3.2.3) and remain subject to the terms and conditions of this Agreement; and (ii) GSK shall assume sole decision-making authority with respect to all decisions otherwise delegated to the JSC under Section 2.3.7 with respect to any such continuing Early Development Program.

2. Section 2.3.4(a) Decision Making, ChemoCentryx Decisions, clause (i) is hereby restated in its entirety as follows (newly added text in bold and underlined):

(i) the Research Program and Research Plan and Development Candidate Criteria for each Collaboration Target;

3. Section 2.3.7 Responsibilities of the JSC, subsection (a) is hereby restated in its entirety as follows (newly added text in bold and underlined):

(a) review the overall progress of ChemoCentryx’s efforts to discover, identify, optimize and develop Collaboration Compounds, Development Compounds, Development Candidates and Option Compounds and to establish, review, update and approve the

Development Candidate Criteria for each Collaboration Target (subject to Section 2.3.4(a));

4. Section 3.2.3 is hereby amended and restated in its entirety as follows (newly added text in bold and underlined):

3.2.3 Early Development Program Term. Each Early Development Program will start at the earlier of commencement of activities under such Early Development Program or adoption of the Early Development Plan by the JSC, and will terminate upon the earlier of (a) the date on which GSK exercises its Product Option for the sixth (6th) Option Compound, (b) the date on which the JSC agrees to terminate such Early Development Program without either the JSC or GSK nominating a substituting Backup Compound for the lead Development Candidate against such Collaboration Target; or (c) ten (10) years from the start of such Early Development Program (the “Early Development Program Term”), unless earlier terminated pursuant to other applicable provisions of this Agreement. Notwithstanding anything to the contrary herein, ChemoCentryx’ diligence obligations shall apply only to the first five (5) years of any such Early Development Program, but in any event shall not apply, as to any Early Development Program, after ten (10) years following the initiation of the first Early Development Program.

5. Section 1.94, “PoC Criteria” is hereby amended to change the term “Proof of Concept” in the first sentence to “proof of concept”.

E. Amendments Pertaining to the Exchange of Information.

1. Section 3.10 is hereby amended and restated in its entirety as follows:

3.10 Exchange of Information. Subject in all cases to the provisions of Article 9, each of GSK and ChemoCentryx will share any Information directly relating to Collaboration Compounds and/or Product Candidates that is generated in the course of the Parties’ activities hereunder with the JSC, on an ongoing basis, in order to facilitate GSK’s decision-making in connection therewith and to monitor the obligations of the Parties. All such exchanges of Information shall be coordinated by the Project Directors. In addition, in the event that ChemoCentryx terminates its participation on the JSC pursuant to Section 2.3, the Parties will share such Information, and GSK will share with ChemoCentryx any Information otherwise shared with or through the JSC, directly through each of their respective Project Directors. The provision of all such Information shall be performed in a timely matter to accommodate all regulatory deadlines and ensure compliance with the timelines set forth in any agreed plan.

F. Except as expressly modified by this Amendment, all the other provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed by its duly authorized representatives as of the Amendment Effective Date.

GLAXO GROUP LIMITED

By:	/s/ V.A. Whyte
Name:	V.A. Whyte
Title:	Assistant Secretary

Date:	8 November 2007

CHEMOCENTRYX, INC.

By:	/s/ Thomas J. Schall
Name:	Thomas J. Schall, Ph.D.
Title:	President & CEO

Date:	8 November 2007

Exhibit 1

Celiac CCR9 Trial Design

MEMORANDUM OF UNDERSTANDING

[***]

Between: ChemoCentryx Inc. (CCX) & GlaxoSmithKline Plc. (GSK)

Date: 30th May 2007

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[***]

[***]:	[***]

[***]:	[***]

[***]:	[***]

Indication:	Celiac Disease

Sponsor:	ChemoCentryx, Inc.

Development Phase:	II

Sponsor:	ChemoCentryx, Inc. 850 Maude Avenue Mountain View CA 94043

Sponsor Signatory: [***]:	Pirow Bekker, MD PhD [***]

[***]:	[***]

Approval Date:	29th June 2007

[***]:	[***]

Confidential

The information contained herein is the property of the Sponsor and may not be reproduced, published, or disclosed to others without written authorization of the Sponsor

This study will be conducted according to the principles of Good Clinical Practice as described in International Conference on Harmonization guidelines, including the archiving of essential documents

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[***]

_____________________________________	_____________
Principal Investigator	Date
_____________________________________
Printed Name

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[***]

______________________________________	_____________________________
Pirow Bekker, MD PhD	Date
Vice President, Medical and Regulatory Affairs

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Synopsis

Name of Sponsor ChemoCentryx, Inc	[***]	[***]

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[***]	Phase of Development: Phase II

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Patients with celiac disease suffer from intolerance to gluten, an important ingredient in the daily diet, found in wheat, barley, and rye. Gluten ingestion in this patient population causes small bowel mucosal damage. [***]. The current treatment of celiac disease involves strict adherence to a life-long gluten-free diet. Patients worldwide have expressed their need for additional treatments.

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1 Introduction

1.1 Background

Celiac disease (celiac sprue, gluten-sensitive enteropathy) is a genetically associated disorder, where the ingestion of gluten-containing cereals wheat, barley and rye results in small intestinal mucosal inflammation, villous atrophy and crypt hyperplasia. Today it is understood that the nature of celiac disease is much more complex than simple intestinal malabsorption, which in fact is a feature now no longer essential for the diagnosis. Furthermore, the ingestion of gluten-containing cereals can also induce manifestations outside the gut (Mäki and Collin 1997). Recent population-based screening studies have shown the disease to be highly prevalent; approximately 1% of the populations both in Europe and the United States suffer from celiac disease (Mäki et al. 2003, Fasano et al. 2003, West et al. 2003, Bingley et al. 2004).

The only accepted gold standard for celiac disease diagnosis is the finding of gluten-induced small intestinal injury (Walker-Smith et al. 1990, American Gastroenterology Association 2006, Rostom et al. 2006). Clinical findings are usually equivocal: newly diagnosed patients eating normal gluten-containing food may, in some cases, have only vague gastrointestinal symptoms whereas in others symptoms may be severe; in people with extra-intestinal manifestations gastrointestinal symptoms may be absent; or the disease may even be clinically silent. One feature that is common to all however is the manifest gluten-sensitive small intestinal mucosal lesion, villous atrophy and crypt hyperplasia. In untreated celiac disease the degree of malabsorption is determined by the length of functionally impaired bowel and the presence of symptoms does not relate at all to the histological features of the proximal biopsy (MacDonald et al. 1964, Marsh and Crowe 1995). This also explains why oral glucose tolerance tests, fecal fat excretion, D-xylose excretion tests, hematologic investigations, and radiologic examination of the small bowel failed to distinguish patients with suspected malabsorption from those with or without mucosal atrophy and, thus, frequently gave misleading results (Sanderson et al. 1975). Based on the current literature in 2002, in a review article in the New England Journal of Medicine, it was concluded that only patients with extensive and severe enteropathy will have evidence of steatorrhea and increased intestinal permeability; in patients with mild-to-moderate enteropathy these tests will remain normal and therefore these tests are no longer important tools in cases of suspected celiac disease or while monitoring dietary treatment (Farrell and Kelly 2002). Furthermore, recent guidelines and management models for celiac disease diagnosis and treatment in the USA no longer recommend these functional studies (Hill et al. 2005, Rostom et al. 2006). Instead, during the last two decades, highly sensitive and specific gluten-dependent serum autoantibody tests have been used for celiac disease case finding, population-based screening studies, monitoring the gluten-free diet, and measurement of mucosal relapse on gluten challenge (Mäki et al. 1984, Mäki et al. 1989, Mäki et al. 1991 a, Dieterich et al. 1998, Sulkanen et al. 1998, Mustalahti et al. 2002 a, Kaukinen et al. 2002, Mäki et al. 2003, Korponay-Szabo et al. 2005, Collin et al 2005, Hill et al. 2005, Holm et al. 2006, Raivio et al. 2006, Rostom et al. 2006 ). As reviewed by Mäki (1995), antibody titers correlate well with the small intestinal mucosal status.

As reviewed by Marsh and Crowe (1995), time-course studies of gluten challenges provide clear evidence of an inflammatory process, a dose-dependent accumulation of lymphocytes to the epithelium during the lower-dose challenges. Upon further challenge, crypt hyperplasia occurs and lastly, villous effacement is seen (flat mucosal lesion).

The Celiac Disease Study Group in Tampere, Finland, has extensively used small intestinal mucosal morphometric analyses to determine ingested wheat-, rye-, and barley- (gluten)-induced mucosal inflammation and mucosal architectural changes in early developing celiac disease, in active and clinically silent disease, during treatment follow-up of patients when the mucosa is healing (Mäki et al. 1991b, Holm et al. 1992, Holm 1993, Iltanen et al. 1999 a, b, Kaukinen et al. 1998, Kaukinen et al. 1999, Kaukinen et al. 2000, Kaukinen et al. 2001, Järvinen et al. 2003, Peräaho et al. 2003, Järvinen et al. 2004, Collin et al. 2004 b, Kaukinen et al. 2005, Kaukinen et al. 2006 a, Salmi et al. 2006), as well as during gluten challenge (Holm et al. 2006, Kaukinen et al. 2006 b). These parameters have included determination of the villous height/crypt depth ratio to establish manifest gluten-induced mucosal architectural change, and counting of the intraepithelial densities of all T lymphocytes (CD3-positive IELs), densities of aß+ and yd+ T cell receptor-bearing IELs, as well as evaluation of the expression of mucosal HLA-DR to reveal gluten-induced inflammatory changes. A decrease in villous height/crypt depth ratio of > 0.5 upon gluten challenge has been regarded as clinically significant. Similarly, a 30% or higher increase in the densities of intraepithelial CD3+ or aß+ lymphocytes has been regarded as clinically significant (Kaukinen et al. 2005).

A lifelong gluten-free diet is currently the only treatment for celiac disease. The alleviation of symptoms and recovery of mucosal damage are evident with a strict gluten-free diet. It is generally agreed that a gluten-free diet should be as strict as possible. On the other hand, a diet completely devoid of gluten is probably impossible to maintain. There is also evidence in the literature that the small intestinal mucosa does not heal upon strict diet. In one study, only 20% of patients were found to have complete healing of the mucosa (Lee et al. 2003). This may be due to persisting in situ activation of intraepithelial T cells even in well-treated celiac patients (Olaussen et al. 2007), unintentional gluten ingestion, or poor gluten-free dietary compliance (Mayer et al. 1991, Kaukinen et al. 1999, Kaukinen et al. 2002, Collin et al. 2004 c, Viljamaa et al 2005, Rostom et al. 2006, Hischenhuber et al. 2006, Hauser 2007). It is evident that a gluten-free diet is more expensive than a so-called ‘normal’ diet; also social life and travel contribute to dietary lapses. Taken together, there is a need for alternative treatments, ideally in the form of a safe and effective “celiac pill” (Sollid and Khosla 2004).

While the etiology of celiac disease remains unknown, it is characterized by loss of immunological tolerance to wheat, rye and barley gluten in genetically susceptible individuals (reviewed in Sollid 2002, Koning et al. 2005, Alaedini and Green 2005, Jabri and Sollid 2006, and Kagnoff 2007). There is strong evidence that celiac disease is a T-cell-mediated chronic inflammatory bowel disorder with gluten as an autoimmune trigger. CD4-effector T-cells seem to be particularly important in driving the underlying chronic inflammatory process. The small intestinal mucosa is the tissue compartment where ingested gluten initially triggers the T-cell mediated cascade of events that result in loss of mucosal integrity, and subsequent ill health and disease.

It is known that the trafficking of T cells to the small intestinal mucosa is, both under homeostatic and inflammatory conditions, controlled by chemokine receptor CCR9 and its ligand CCL25 (previously known as TECK). The CCR9 receptor is expressed by most T cells in the thymus as well as in the intestine (Kunkel et al, 2000), and by a small population of T cells in the peripheral blood (Papadakis et al, 2003). CCR9 positive T cells also express the a4ß7 integrin, which along with CCR9, is considered essential for gut-homing cells to reach their destination (Stagg et al, 2002). Circulating CCR9 positive T cells have been shown to have a memory phenotype indicative of cells central to antigen specific responses. In the gut antigens such as gluten are processed by resident dendritic cells in the lamina propria which then migrate to the local mesenteric lymph nodes. Once in the local lymph nodes, the dendritic cells present antigen to naïve lymphocytes and secrete retinoic acid (Iwata et al, 2004), enabling the expression of the gut homing integrin a4ß7 and the chemokine receptor CCR9. These T lymphocytes, having encountered gluten antigen are capable of trafficking to the gut under the influence of gut-expressed CCL25. Once these T cells reach the gut they are thought to play a very substantial role in the pathological response associated with gluten exposure. Use of a CCR9 antagonist to both inhibit the education of naïve lymphocytes to gluten antigen and CCR9-dependent T cell homing to the gut is a highly promising therapeutic strategy for the treatment of celiac disease.

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People eating an average Western diet ingest approximately 15-25 g gluten per day. In celiac disease, the onset of symptoms and signs of gluten intolerance may occur in childhood but become evident most often only in adulthood or in the elderly after decades of gluten ingestion. It has been shown in previous clinical gluten challenge studies that older children, adolescents and young adults with long-term treated celiac disease can tolerate well the ingestion of 10-20 g gluten per day (Mäki et al 1989, Holm et al. 2006). Also, a gluten challenge with repeated small intestinal mucosal biopsies has until fairly recently been mandatory to establish the definite diagnosis of celiac disease, especially in children (in some parts of the world this regimen is still followed). The effect of small gluten loads on the mucosal integrity and a safe gluten threshold in treated celiac disease is still under discussion (Peräaho et al. 2003, Collin et al. 2004 a, Catassi et al. 2006, Hischenhuber et al. 2006). In this proof-of-concept clinical trial we propose to challenge subjects with a moderate amount gluten (5g per day for three months). The literature and our clinical experience tell us that this moderate dose of gluten should cause some mucosal deterioration and inflammation but without inducing clinical symptoms and causing resultant dropout of subjects from the trial. This fixed daily amount of gluten corresponds to the ingestion of approximately to 2-3 slices of wheat flour-based bread per day. The drug under evaluation, to be clinically effective, should be able to significantly reduce or prevent the mucosal deterioration caused by this 5g daily gluten challenge.

The ultimate goal in celiac disease clinical research is to prevent disease and sustain health, and also to develop new therapeutic strategies, less burdensome than a strict life-long gluten-free diet (Sollid and Khosla 2004). In this way it is hoped that celiac disease patients may in the future be able to ingest foods containing wheat, barley, and rye.

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